Exhibit (a)(55)

Independent Proxy Advisory Firms ISS and Glass Lewis Recommend that Stratasys Shareholders Vote “FOR” the Re-Election of ALL of Stratasys’ Director Nominees and “AGAINST” Each of Nano Dimension’s Nominees

Stratasys Board Unanimously Recommends All Shareholders Follow ISS and Glass Lewis’s Recommendations

MINNEAPOLIS & REHOVOT, Israel – July 27, 2023 – Stratasys Ltd. (Nasdaq: SSYS) (the “Company”), a leader in polymer 3D printing solutions, today announced that independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that Stratasys shareholders vote “FOR” the re-election of the eight highly qualified and independent current members of the Stratasys Board, and “AGAINST” the election of each of Nano Dimension’s nominees in connection with the Company’s 2023 Annual General Meeting of Shareholders on August 8, 2023.

In its report dated July 27, 2023, ISS noted:1

●	“In this case, the dissident slate itself lacks independence, as it is primarily composed of the dissident’s executives, who owe their professional loyalty to the dissident’s Chair/CEO Stern. The dissident appeared to concede as much in its July 20, 2023 press release in which it stated that it would eventually replace its nominees with independent directors.”
●	“…the fact that all but one of the nominees is an executive of NNDM raises concerns over their independence that are difficult to reconcile.”
●	“Given that the board as currently constituted appears to have responded appropriately to the most recent incoming acquisition proposals, and that the election at this AGM of dissident nominees - most of whom are executives of a hostile bidder - would seem to be of limited value in ensuring an objective assessment of the available alternatives, votes are warranted for the full management slate.”

In its report dated July 25, 2023, Glass Lewis noted:2

●	“...we do not find Nano Dimension to have presented a convincing case that any of its director nominees would be superior to the incumbent directors, particularly given the fact that six of the seven Dissident Nominees are executives of Nano Dimension, which itself exhibits performance and governance issues which we consider to be more concerning than those observed at Stratasys, particularly as it pertains to Mr. Stern, and would be cause for conflicts of interests in the event that they are elected to the Stratasys board.”
●	“…as it pertains to independence, we maintain our view that seven of the eight incumbent Stratasys directors are independent, despite the Dissident’s claims, and also question the Dissident’s rationale for raising concerns with the fact that three Stratasys directors have a shared affiliation at Scodix, while not acknowledging the irony implicit in the fact that 86% of its own director nominees have a shared affiliation at Nano Dimension, which in our eyes would represent a more serious conflict of interest given that Stratasys and Nano Dimension are clear competitors, in addition to the fact that Nano Dimension has an outstanding partial tender offer for the Company.”

1	Permission to use quotes neither sought nor obtained

2	Permission to use quotes neither sought nor obtained

Commenting on the ISS and Glass Lewis recommendations, Stratasys issued the following statement:

We are pleased that both ISS and Glass Lewis support the re-election of ALL of Stratasys’ independent and highly qualified director nominees. These positive recommendations reaffirm that Stratasys’ director nominees are best qualified to oversee the Company’s continued progress on its growth trajectory and create shareholder value in the near, mid and long term.

Nano Dimension Ltd.’s (“Nano”) director nominees are unqualified, not independent and have a track record of value-destructive behaviors. Even Nano itself acknowledges the drawbacks of its own director nominees, claiming, in a highly unusual statement, that it will appoint different directors “for the long term” and its nominees “would cycle off the Board” over time. So why would the Stratasys shareholders vote for Nano’s nominees who are just temporary placeholders for Stern?

To be absolutely clear, voting for Nano’s nominees would enable Nano to effectively take control of Stratasys without paying Stratasys shareholders, irrespective of Nano’s coercive partial tender offer. Nano’s nominees could replace Stratasys’ highly experienced management team, force Stratasys into a value-eroding business combination, or block Stratasys from engaging in discussions regarding any transactions that would maximize value for Stratasys shareholders.

Time is of the essence. Stratasys’ Annual General Meeting of Shareholders is fast approaching on August 8, 2023.

The Stratasys Board urges Stratasys shareholders to VOTE TODAY and follow ISS’ and Glass Lewis’ recommendations. Vote on the WHITE proxy card “FOR” the re-election each of Stratasys’ directors, consisting of: S. Scott Crump, John J. McEleney, Dov Ofer, Ziva Patir, David Reis, Michael Schoellhorn, Yair Seroussi and Adina Shorr, and “AGAINST” the election of each of Nano’s nominees, consisting of: Yoav Stern, Nick Geddes, Hanan Gino, Zeev Holtzman, Zivi Nedivi, Tomer Pinchas and Yael Sandler.

The Stratasys Board also urges shareholders NOT to tender into Nano Dimension Ltd.’s (“Nano”) coercive partial tender offer, to withdraw any shares previously tendered and to contact their broker and instruct them to file a Notice of Objection.

Materials related to the Annual General Meeting of Shareholders can be found at http://www.NextGenerationAM.com/how-to-support-stratasys.

For assistance voting on your WHITE proxy card,

please contact your broker or Stratasys’ information agent:

Morrow Sodali LLC

509 Madison Avenue, 12th Floor

New York, NY 10022

Call toll-free (800) 662-5200 or (203) 658-9400

Email: SSYS@info.morrowsodali.com

Advisors

J.P. Morgan is acting as exclusive financial advisor to Stratasys, and Meitar Law Offices and Wachtell, Lipton, Rosen & Katz are serving as legal counsel.

About Stratasys

Stratasys is leading the global shift to additive manufacturing with innovative 3D printing solutions for industries such as aerospace, automotive, consumer products, healthcare, fashion and education. Through smart and connected 3D printers, polymer materials, a software ecosystem, and parts on demand, Stratasys solutions deliver competitive advantages at every stage in the product value chain. The world’s leading organizations turn to Stratasys to transform product design, bring agility to manufacturing and supply chains, and improve patient care.

To learn more about Stratasys, visit www.stratasys.com, the Stratasys blog, Twitter, LinkedIn, or Facebook. Stratasys reserves the right to utilize any of the foregoing social media platforms, including the Company’s websites, to share material, non-public information pursuant to the SEC’s Regulation FD. To the extent necessary and mandated by applicable law, Stratasys will also include such information in its public disclosure filings.

Stratasys is a registered trademark and the Stratasys signet is a trademark of Stratasys Ltd. and/or its subsidiaries or affiliates. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the actual results of Stratasys Ltd. and its consolidated subsidiaries (“Stratasys”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Stratasys’ actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Item 3.D “Key Information - Risk Factors”, Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023, and in other filings by Stratasys with the SEC. These include, but are not limited to: factors relating to the partial tender offer commenced by Nano Dimension Ltd. (“Nano”), including actions taken by Nano in connection with the offer, actions taken by Stratasys or its shareholders in respect of the offer and the effects of the offer on Stratasys’ businesses, or other developments involving Nano, the ultimate outcome of the proposed transaction between Stratasys and Desktop Metal, Inc. (“Desktop Metal”), including the possibility that Stratasys or Desktop Metal shareholders will reject the proposed transaction; the effect of the announcement of the proposed transaction on the ability of Stratasys and Desktop Metal to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); and other risks related to the completion of the proposed transaction and actions related thereto. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Stratasys’ periodic reports and other filings with the SEC, including the risk factors identified in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022 and its Form 6-K report that published its results for the quarter ended March 31, 2023, which it furnished to the SEC on May 16, 2023. The forward-looking statements included in this communication are made only as of the date hereof. Stratasys does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell the ordinary shares of Stratasys. In response to a tender offer commenced by Nano, Stratasys has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. STRATASYS SHAREHOLDERS ARE ADVISED TO READ STRATASYS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stratasys shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Stratasys in connection with the tender offer by Nano or one of its affiliates, free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents from Stratasys by directing a request to Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 7612, Israel, Attn: Yonah Lloyd, VP Investor Relations, or by calling +972-74-745-4029.

Contacts

Investor Relations

Yonah Lloyd

CCO / VP Investor Relations

Yonah.Lloyd@stratasys.com

Morrow Sodali

SSYS@info.morrowsodali.com

(800) 662-5200

(203) 658-9400

U.S. Media

Ed Trissel / Joseph Sala / Kara Brickman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Israel Media

Rosa Coblens

VP Sustainability, Public Relations IL & Global Internal Communications

Rosa.Coblens@stratasys.com

Yael Arnon

Scherf Communications

yaela@scherfcom.com

+972527202703

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